TECHNOLOGY LICENSE AGREEMENT

This license agreement ("Agreement") is made this April 8th, 2002 by and between

Koninklijke Philips Electronics N.V., having its registered office at Prof. Horstlaan 4, Eindhoven, The Netherlands (hereinafter referred to as "Licensor" or "Philips")

and

TTX Limited, having its registered offices at 7 Fitzroy Square, London W1T 5HL, United Kingdom (hereinafter referred to as "Licensee")

WHEREAS Licensor has designed and developed and is presently engaged in the manufacture and sale of watermarking embedders and detectors which can be used for the monitoring of the broadcasting of video material;

WHEREAS Licensee is engaged in the business of offering monitoring services to content providers for broadcasting;

WHEREAS Philips Digital Networks B.V. and Licensee shall on the date hereof enter into a sale and purchase agreement of detectors and embedders for the purpose of Licensee using such equipment in its monitoring business;

WHEREAS subsequently Licensee wishes to obtain from Licensor a license for the use of the watermarking technology by Licensee in the detectors and embedders bought from Philips Digital Networks B.V. for use in its monitoring business;

AND WHEREAS Licensor is willing to grant such license to Licensee on terms and conditions set forth hereinafter;

IN CONSIDERATION WHEREOF THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1
Definitions

1.1 In this Agreement the following terms shall have the meaning as ascribed below:

Application means the embedding of private key digital watermarks in Broadcast Video, and the detection of such watermarks from Broadcast Video at monitoring stations dedicated for the purposes of generating data that indicates where and when video content is disseminated. The Application specifically excludes use for forensic tracking outside of the specific broadcast video field of use defined above, public key watermark applications, copyright communication, connected or enhanced content, triggering of head-end applications that provide enhanced content, enabling interactive television services, audience measurement, distribution of video content via the internet

(other than professional distribution between users via the internet), asset management, playback or copy control, incorporation of watermark detectors or embedders in consumer electronic devices, provision of watermark identification registration services, using triggers outside of video broadcast production facilities or using triggers in consumer products or any other application not explicitly included in the Application.

Associated Company means any entity which owns or controls or is directly owned or controlled by or in common ownership or control with that party to the extent of holding more than 50% of the shares or stock and/or having the power to direct management of said company;

Broadcast Video means video distributed by over-the-air broadcast, cable distribution, or satellite distribution directly or indirectly to the public as well as professional distribution between users via the Internet.

Content Provider means the customers of Licensee, which are using the Licensed Technology on Products put at their disposal by Licensee;

Effective Date means the date appearing on the first page of this Agreement;

Know- how means the system architecture and design, Functional Specification, interface specifications, algorithm definition for but not limited to watermark detection and embedding, testing information, and application recommendations (including in relation to production- and testing methods) for the watermarking embedding and detection and related control and application systems and software programs owned or controlled by Philips or for which Philips has obtained the right to sub-licence for uses reasonably necessary for the Application.

Functional Specification means the user-oriented description of the Licensed Technology.

Licensee's Receipts means gross revenues received by Licensee in respect of its use of the Licensed Technology in connection with the Application (excluding VAT, and rental and sales income from the leasing and/or sale of embedders by Licensee to Content Providers).

Licensed Technology means (i) Patents, and (ii) Know-how and Software, including the underlying copyrights therein, with respect to the Application.

Patents means the world-wide patents and world-wide patent applications relevant for the Application, whether now existing or hereafter arising, and including any divisions, reissues, re-examinations, renewals and extensions thereof, owned or controlled by Philips or for which Philips has obtained the right to sublicense, for uses reasonably necessary for the Application

Products means the watermarking embedders and/or detectors purchased by Licensee from Philips Digital Networks B.V. under the Sale and Purchase Agreement.

Royalty Statement shall have the meaning set forth in Article 3.2.

Sale and Purchase Agreement means the sale and purchase agreement as of the date hereof between Philips Digital Networks B.V. and Licensee in connection with the Products.

Software means the all software and firmware in the watermark embedders and detectors and all related and associated control and application software owned or controlled by Philips or for which Philips has obtained the right to sub-license for uses reasonably necessary for the Application.

Term means the duration of this Agreement as specified in Article 7.01.

Article 2
License

2.1 **License.** Subject to the provisions hereof, including the payment by Licensee of all fees required, Licensor grants to Licensee during the Term a non-exclusive, non-transferable, non-divisible, license, without the right to grant sublicenses, to use the Licensed Technology on the Products solely for the purpose of the Application.

2.2 **Licensee's Non-Assertion.** Licensee, on behalf of itself and its Associated Companies, promises not to assert or maintain against Licensor any claim of infringement under its or their Intellectual Property Rights relating to the use of the Licensed Technology.

2.3 **Licensor's Non-Assertion.** Licensee shall cause Content Providers to acknowledge and agree on behalf of Licensor, a non assertion undertaking in the form as set forth in Exhibit A whereby Licensor promises not to assert or maintain against Content Provider any claim or infringement under its or their Intellectual Property Rights in respect of the use by such Content Providers of the Licensed Technology incorporated in Products supplied by Philips Digital Networks B.V. in the field of watermarking of video material, *provided that* Licensee complies in all respects with all of its obligations under this License Agreement.

2.4 **Scope of Use.** This license, and the non-assertion undertakings given pursuant to Sections 2.1, 2.2 and 2.3 extend only to the Licensed Technology when used solely on the Products and for the purpose of the Application.

2.5 **Limited exclusivity.** (a) In consideration of Licensee's undertakings to develop the market for applications with the use of the Licensed Technology, and subject to compliance by Licensee in all material respects with all provisions hereof, Licensor hereby undertakes, for the period as defined in subsection (b) hereafter not to enter into similar license agreements with third parties for the Licensed Technology for the channels set forth in Exhibit B to this Agreement which lists all channels which Licensee intends to monitor within the exclusivity period. For the avoidance of doubt, Licensor is entitled to enter into similar license agreements with third parties for the Licensed Technology for any channels not listed in Exhibit B hereto.

Within the limited exclusivity period, Licensor agrees to refer to Licensee any potential licensees of the Licensed Technology for the use of the Licensed Technology within the field of the Application. However, in the event a potential licensee desires to set up an Application limited for its own internal purposes and without the intention to provide services to third parties for consideration, then, should Licensee not enter into a commercial contract for the purchase and sale of watermarking equipment and/or purchase and sale of the Teletrax monitoring service with such potential licensee within 30 days as of the referral to Licensee by Licensor, Licensor is entitled to enter into an agreement with such potential licensee for the Application as limited above.

(b) The limited exclusivity is agreed for a period commencing with the execution of this Agreement and up until the end of the first twenty-four (24) months commencing as of the end of the roll out period as set forth in Exhibit B of the Purchase and Sale Agreement. The initial roll-out period is the earlier of actual roll-out as set forth in Exhibit B of the Purchase and Sale Agreement or five (5) months after the Effective Date whichever is earlier.

This limited exclusivity is terminated immediately for all channels when initial roll-out as set forth in Exhibit B is not achieved within 5 months of Effective Date;

This limited exclusivity is terminated immediately for all channels when Licensee does not reach the following business milestones:

- 12 months after Effective Date Licensee reports gross revenues below 78% of the Business Plan (see exhibit C hereto - The Business Plan) for the period of the preceding 12 months;
- 18 months after Effective Date Licensee reports gross revenues below 78% of the Business Plan for the period of the preceding 6 months;
- 24 months after Effective Date Licensee reports gross revenues below 78% of the Business Plan for the period of the preceding 6 months;

This limited exclusivity is terminated immediately for all channels not yet monitored by Licensee when Licensee does not reach the minimum amount of channels monitored as set forth in Exhibit B hereto within the limits set forth hereafter:

- 12 months after Effective Date Licensee is monitoring less than 25% of the channels set forth in Exhibit B hereto;
- 18 months after Effective Date Licensee is monitoring less than 45% of the channels set forth in Exhibit B hereto;
- 24 months after Effective Date Licensee is monitoring less than 65% of the set forth in Exhibit B hereto.

2.6 To the best of the Parties' knowledge, the limited exclusivity period as set forth in clause 2.5 is in line with the European Community competition rules and legislation or any other applicable competition or anti-trust legislation. Should it, at any moment, become clear that the competent authorities take a different view regarding the admissibility of the said limited exclusivity, the Parties hereto undertake to renegotiate the relevant provisions of this Agreement with a view to bring the said clause in line with the applicable competition or anti-trust rules or legislation.

2.7 The Licensor undertakes that it will keep the Patents in force and not allow them to lapse during the term of this Agreement.

2.8 The Licensor undertakes that it will not place the Know-How in the public domain during the Term.

Article 3
Royalty fees and Payment

3.1 **Royalty.** In consideration of the license granted by Licensor hereunder, Licensee agrees to pay to Licensor a royalty of 20% of Licensee's Receipts received in each quarter during the Term.

For a period of two years as from the Effective Date hereof Licensee shall be exempted from paying the royalty set forth in the immediately preceding paragraph.

Should Licensee as a result of the Licensed Technology infringing a third party patent right, copyright or other intellectual property right have to pay to such third party additional royalties for the use of the Licensed Technology as contemplated in this Agreement after a final court decision or an agreed settlement, then the royalty to be paid to Licensor set forth in this article 3.1 will be reduced by such additional royalties to be paid to such third party, such reduction in no event exceeding 10% of Licensee's Receipts.

3.2 **Royalty Statements.** Within 30 days after March 31, June 30, September 30 and December 31 of each year during the Term, Licensee shall submit to Licensor a statement in writing (the "Royalty Statement") setting out with respect to the preceding quarterly period :

(a) Licensee's Receipts,
(b)
such other information as is reasonably necessary to enable Licensor to verify Licensee's calculation of the royalties payable under Article 3.1.

In the event that Licensee fails to submit a completed Royalty Statement within the 30-day period mentioned above, Licensor shall notify Licensee of such failure and unless Licensee shall have rectified such failure within 10 days of such notice, Licensee shall pay to Licensor a preliminary amount equal to the fees paid for the preceding quarterly period plus fifty per cent (50%) per month passed or part thereof without such statement. Failure by Licensee to supply the Royalty Statement for a period of more than two months after the due date entitles Licensor to immediately terminate this License Agreement, without prejudice to any of Licensor's other rights or remedies hereunder.

3.3 **Payment.** Licensee shall within 30 days as from the submission of the Royalty Statement to Licensor pay Licensor the royalty amount reported in the Royalty Statement into Licensor's designated bank account in Euro.

3.4 **Taxes.** All payments by Licensee under this Agreement shall be made free and clear of and without deduction for or on account of any taxes or levies as may be payable by

Licensee, except any withholding tax. If any tax or amount in respect of tax or levy payable by Licensee must be deducted from any amount payable or paid by Licensee under this Agreement, Licensee shall pay such additional amounts as may be necessary to ensure that Licensor receives an amount equal to the full amount which it would have received in the event that payment would not have been subject to such tax or levy.

3.5 **Interest.** Licensor shall be entitled to charge, and Licensee shall pay interest on any overdue amounts under this Agreement at the rate of Libor plus 2% per annum (or part thereof).

Article 4
Accounts and Records

4.1 **Accounts and Records.** Licensee shall maintain appropriate books of account and records, in accordance with UK generally accepted accounting principles and shall make materially correct entries concerning all transactions relevant to this Agreement.

4.2 All such books of account and records shall be kept available by Licensee for no less than five years after the end of each fiscal year, or in the event of a dispute between the parties involving in any way those books of account and records, until such time as the dispute will have been resolved, whichever is later.

4.3 **Audit.** Licensor shall have the right during the Term and for a period of three years thereafter, or, in the event of a dispute concerning the accuracy and/or correctness of the Royalty Statement, until the dispute is resolved, whichever is later, through an independent reputable accounting firm selected by Licensor to inspect, examine and make copies from these books of account and records and other documents (including, without limitation, vouchers, records, purchase orders, sales orders and re-orders) relating to the Application which shall be maintained and kept by Licensee pursuant to Articles 4.1 and 4.3 to the extent necessary to verify the Royalty Statement and payments made under this Agreement. Any such audit shall take place on reasonable notice to Licensee and during regular business hours.

4.4 **Interest.** In the event that any inspection by Licensor of Licensee's books of account and records pursuant to article 4.1 reveals any underpayment, Licensee shall promptly make up for such underpayment by paying the difference to Licensor, together with interest on such difference, at the rate of Libor + 2% per annum (or part thereof). In addition, and without prejudice to any other rights of Licensor, Licensee shall pay the cost of such audit should the audit reveal a difference of more than 10% between the amounts effectively paid to Licensor and the amounts due to Licensor.

4.5 **Certificate.** No later than March 31 of each year, Licensee shall provide Licensor with an official certificate signed by Licensee's external auditor confirming that the last four Royalty Statements issued in accordance with Section 3.2 were complete and correct in every respect. If such certificate shows that there has been an underpayment of royalties then provided that the Licensee pays the amount due together with interest in accordance with this Agreement the Licensee shall be taken to have remedied that particular breach and the limited exclusivity in Section 2.5 shall not thereby be affected.

Article 5
Intellectual Property Rights

5.01 Licensor is currently not aware that the Licensed Technology infringes any granted patents. Subject to the provisions of this Agreement, Licensor shall defend at its own cost and expense any suit or proceedings brought by any third party against Licensee, insofar as such suit or proceeding is based on a claim that the use of Licensed Technology by Licensee in accordance with the provisions hereof infringes one or more of the patent rights, copyrights or other intellectual property rights owned or controlled by such third party, and shall indemnify Licensee against any final award of damages or agreed settlement amount approved by the Licensor in such law suit or proceeding, provided that:

a. Licensee notifies Licensor promptly of any such claim and provides Licensor with all information, which it may have or receive in relation to such claim;
b. Licensee, upon Licensor's request, transfers to Licensor the control of defending or settling the claim, subject to Licensee having the right to be represented by counsel of its choice at its own expense and to participate in, and be kept informed of, the status of such suit, claim or proceeding; and
c. Licensee fully co-operates with Licensor in relation to the defence or settlement of such claim.

5.02 In the event that Licensee is prevented, by a court of competent jurisdiction, from using the Licensed Technology due to a claim of infringement of any third party's patents, copyrights or other intellectual property rights, Licensor shall, at its own option and its own expense, either:

a. procure for Licensee the right to continue using the Licensed Technology; or
b. replace such infringing items with non-infringing items which perform substantially the same functions; or
c. modify such infringing items to become non-infringing, provided always that such items perform substantially the same functions;

5.03 If none of these alternatives is commercially reasonably available, Licensor must take the initiative to enter into good faith discussions with Licensee with the aim of arriving at a mutually acceptable solution.

5.04 It is expressly acknowledged and agreed that Licensor shall not be liable for infringement of any third party's intellectual property rights covering any product other than the Licensed Technology hereunder.

5.05 Furthermore, Licensor shall not be liable for infringement of any third party's intellectual property rights arising from compliance with Licensee's own design, specification or written instructions. Licensee shall indemnify Licensor against any final award of damages or costs for such infringement and shall reimburse all costs incurred by Licensor in defending any suit or proceeding for such infringement, provided that Licensor gives Licensee prompt notice in writing of any such suit or proceeding for infringement and, if so requested, full authority to conduct the defence thereof and full assistance and co-operation in said defence.

5.06 Licensor's liability under this Article shall under no circumstances exceed a maximum amount equal to the total amount of Royalties received during the twelve (12) months prior to the date the relevant third party claim has been made or the Royalties which would have been received but for the exemption specified in the second paragraph of Article 3.1. Furthermore the provisions of Articles 5.01 to 5.06 inclusive shall not apply to any claim, which was not notified by the relevant party to the other party within the period of five (5) years from delivery of the relevant Licensed Technology.

5.07 In the event Licensee, contrary to what is set forth in article 5.01, decides to conduct it's own defence independent from the defence conducted by Philips, Licensor shall not have an obligation to indemnify Licensee against any final award of damages against Licensee for infringement by the Licensed Technology used by Licensee of one or more of the patent rights, copyrights or other intellectual property rights owned or controlled by a third party.

5.08 ARTICLES 5.01 TO 5.08 INCLUSIVE STATE THE ENTIRE LIABILITY OF LICENSOR IN CONNECTION WITH THE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OWNED OR CONTROLLED BY THIRD PARTIES BY THE LICENSED TECHNOLOGY SUPPLIED BY LICENSOR HEREUNDER AND EXCEPT AS STATED HEREINABOVE, LICENSOR SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE OF ANY KIND WHATSOEVER, INCLUDING ANY LOSS OF TURNOVER, LOSS OF PROFIT, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, SUFFERED OR INCURRED BY LICENSEE, ITS CUSTOMERS OR ANY OTHER PERSON IN RESPECT OF OR IN CONNECTION WITH THE INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY THEREOF.

5.09 The limitations on Licensor's liability under Article 5.06 and Article 5.08 shall not apply in respect of any case where Licensor knew through the assertion against Philips by a third party of its patents, copyrights or other intellectual property rights that the Licensed Technology infringed such third party's patents, copyrights or other intellectual property rights nor shall such limitations apply to the indemnity by the Licensor against any agreed settlement amount approved by the Licensor and the Licensor's liability in respect of such indemnity shall only be limited to the amount and/or other terms of such agreed settlement, including any reasonable legal costs of Licensee relating thereto.

Article 6
Reverse Engineering and Confidentiality

6.01 Licensee shall under no circumstances reverse engineer, decompile, disassemble or otherwise determine the operation of the Licensed Technology, except that Licensee may, to the minimum extent necessary for the purposes of testing or integration of Products to ensure that the Licensed Technology works in its intended operational environment ("Analysis Purpose"), conduct performance analyses with respect to the operation of other products that form part of such intended operational environment ("Analysis"), subject to the following conditions:

(a) Licensee shall not perform any Analysis, in whole or in part, for the purpose of deriving or discovering the Licensed Technology that have not been made available and licensed by Licensor to Licensee hereunder ("the Derived Information");

(b) To the extent Licensee obtains Derived Information that is or should have been identified by Licensee as being part of the Licensed Technology, whether Licensee's obtaining of such information is inadvertent or otherwise, Licensee shall immediately notify Licensor, and upon the instruction of Licensor, Licensee shall within ten (10) days thereafter turn over to Licensor or destroy any portion of Derived Information that is not solely necessary for the Analysis Purpose and cease any use of the same for any other purpose.

(c) Subject to 6.01(b) above, the Derived Information: (i) shall only be used for the Analysis Purpose and for no other purposes; and (ii) shall be treated as confidential in the manner corresponding to the same type of information as specified in article 6.02.

(d) For the purposes of this article 6.01: (i) "testing" shall mean a process of evaluating the Licensed Technology and the Products to ensure proper operation; and (ii) "integration" shall mean a process of evaluating the performance of the Licensed Technology and the Products in combination with other products to ensure that they properly operate together.

6.02 All confidential information disclosed or transferred by either party to the other shall remain the property of the disclosing party. The disclosing party will provide all such information on an "as is" basis, without any warranty whatsoever, whether express, implied or otherwise, regarding its accuracy, completeness or otherwise, and neither party shall be liable for any direct, special, incidental, consequential or other damages under any circumstances.

Each party shall keep confidential (or secret, wherever so indicated) any information and any knowledge of a confidential and proprietary nature acquired as a result of its dealings with the other party or any of the other party's Associated Companies and which is identified as being confidential or which the other should reasonably know to be confidential, all in accordance with the Non-Disclosure Agreement signed by the parties hereto dated [ ]. The Non-Disclosure Agreement shall remain in full force and effect. Notwithstanding any provision contained in the Non-Disclosure Agreement, Licensee shall keep strictly confidential such information received during the Term hereof for the Term of this Agreement and for a period of five years thereafter. Licensee acknowledges that a breach of these secrecy obligations may cause irreparable harm to the Licensor and Licensee shall indemnify and hold harmless Licensor from and against any and all direct damages, liabilities, losses and expenses arising out of or relating to Licensee's breach of its obligations under this Agreement.

Article 7
Term and Termination

7.01 **Term.** This Agreement shall enter into force on the date first written above and shall remain in force for a period of 15 years.

7.02 **Termination.** If a party hereto materially breaches on any of its obligations under this Agreement (the "Defaulting Party"), the other party hereto (the "Non Defaulting Party") shall have the right to terminate this Agreement, or suspend any licenses or other rights granted under this Agreement, as a temporary, preliminary or final remedy. If the breach is capable of remedy, such termination shall only be valid and enforceable if the Defaulting Party fails to remedy such material breach within thirty (30) days of written notice from the party requiring such breach to be remedied.

7.03 **Insolvency.** (i) In the event that either party makes an assignment for the benefit of creditors; or (ii) in the event that either party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such party under any applicable insolvency laws or a receiver is appointed for such party; or (iii) in the event that either party ceases to trade as a going concern, then this Agreement shall be terminated automatically and without any prior notice being required as from such moment.

7.04 **Change of control.** In the event of a change of control over Licensee, Licensor is immediately entitled to terminate this Agreement without giving prior written notice should the entity taking control be (i) a competitor of Licensor or (ii) a party which has failed to pay Licensor or any of its affiliates any amount it owes Licensor or any of its affiliates in excess of USD 1 million.

7.05 **Effects of Termination.** In the event Licensor terminates this Agreement for breach by Licensee as set forth in article 7.2 above or the insolvency of Licensee as set forth in article 7.3 above, Licensee shall forfeit any prepayment made against future royalties.

The termination of this Agreement for any reason whatsoever shall not affect any rights or obligations in connection with remuneration payment hereunder which have accrued to either party prior to such termination.

Article 8
Remedies

8.01 **Indemnification.** Licensee shall indemnify and hold Licensor and Licensor's Associated Companies and their officers, directors and employees, harmless from and against any and all claims, actions, suits, proceedings or litigation and any losses, damages, liabilities, costs and expenses including without limitation, reasonable attorneys' fees and all related costs and expenses, to be paid or otherwise incurred in connection with the defense of any claim, action, suit, proceeding or litigation ("Claims") which may result from (i) any breach of any covenant, agreement, representation or warranty herein by Licensee or any of its Associated Companies, its employees, former employees who have or have had access to Confidential Information pursuant to this Agreement; (ii) Licensee's or Content Providers' use of the Licensed Technology, other than (a) for any Claim that the Licensed Technology infringes the Intellectual Property Rights of any third parties, or (b) for Licensee's permitted activities under article 6.01 hereunder, or (c) for breach by Philips Digital Networks under the Purchase and Sale Agreement.

8.02 **Equitable Relief.** Licensee and Licensor acknowledge and agree that the lasting effect of and harm from a breach of the provisions hereof, in the event that Licensee breaches its obligations under articles [ ] hereof, monetary damages alone will not adequately compensate Licensor as an injured party and that injury to Licensor will be irreparable. Licensee and Licensor therefore agree that, in addition to all other remedies available to the Licensor at law, in equity, by agreement or otherwise, the Licensor, upon showing to the relevant court's satisfaction that applicable factors other than the fact that harm will be irreparable and that monetary damages are not sufficient to remedy the injury have been fulfilled, will be entitled to specific performance or other temporary, preliminary, or permanent injunctive or equitable relief including corrective actions appropriate to the circumstances for the enforcement of such obligation.

Article 9
No Assignment

Except as otherwise specifically provided herein, Licensee may not assign any of its rights or obligations under this Agreement to any third party without the prior written consent of Licensor, and any such assignment or attempted assignment without such consent shall be null, void and of no effect.

Article 10
Export control

Each of the parties hereto shall comply any export control regulations. Additionally, each party undertakes to advise the other in a timely manner of any potential export control problems it may encounter in performing this Agreement.

Article 11
Miscellaneous

11.01 Licensor's name and trademarks and those of any affiliate or subsidiary of Licensor shall not be used in any corporate or trade name of Licensee or in any promotional materials without Licensor's prior written consent, such approval not to be unreasonably withheld or delayed

11.02 Neither Party will issue any press release or make any public statement in regard to this Agreement, without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

11.03 Licensee warrants to Licensor that this Agreement does not conflict with Licensee's obligations under any other agreement to which Licensee is a party, and that Licensee is free to fulfill all obligations contained herein.

11.04 The parties to this Agreement are independent contractors. There is no relationship of agency, partnership employment or franchise between the parties.

11.05 Neither party has the authority to bind the other or to incur any obligation on the other's behalf.

11.06 Neither the failure nor the delay by either party to enforce any right or provision hereunder shall operate or be construed as a waiver of that party's right to enforce such right or provision. No waiver of any provision of this Agreement shall be a waiver of any other provision or matter.

11.07 All terms and conditions of this Agreement which are by their nature destined (whether explicitly or otherwise) to survive the expiration or termination of this Agreement shall so survive.

11.08 Any notices required under this Agreement shall be delivered or sent by registered mail addressed to

in case of notification to Licensor:

Koninklijke Philips Electronics N.V.
C/o Philips Digital Networks BV
CryptoTec
Prof. Holstlaan 4
(Building WDB)
P.O. Box 80021
5600 JZ Eindhoven
The Netherlands

Attn: General Manager

With a copy to:

Philips Consumer Electronics
Legal Department
Building SFF-1
P.O. Box 80002
5600 JB Eindhoven
The Netherlands

Attn: General Counsel

in case of notification to Licensee:

TTX Limited
7 Fitzroy Square
London W1T 5HL
United Kingdom

Attn: General Manager

11.09 This Agreement shall be governed and interpreted in accordance with the laws of England and Wales, without having regards to its conflict of laws provisions.

11.10 Should any provision of this Agreement be held to be invalid or unenforceable by a competent court or administrative authority, then such provision shall be given no effect and shall be deemed to be deleted from this Agreement, without invalidating any of the remaining provisions of this Agreement. In such event, the parties hereto shall use all reasonable endeavors to replace such invalid or unenforceable provision by a valid provision the effect of which is closest to the intended effect of the invalid or unenforceable provision.

11.11 NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER PARTY HERETO SHALL BE LIABLE HEREUNDER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS OR PROSPECTIVE PROFITS, WHETHER ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF BREACH OF THIS AGREEMENT OR OTHERWISE. IN ANY AND ALL CASES, LICENSOR'S LIABILITY TO LICENSEE SHALL BE LIMITED TO THE ROYALTY AMOUNTS ACTUALLY RECEIVED DURING THE YEAR PRECEDING ANY CLAIM FOR DAMAGES.

11.12 This Agreement embodies the entire agreement of the parties hereto and supersedes and cancels any and all previous negotiations, agreements or commitments with respect to the subject matter hereof. This Agreement may not be modified in any manner except by an instrument in writing duly signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Licensor	Licensee
By:	By: J. Gra McCter
Title:	Title: DIRECTOR